Exhibit 23.2b

             Report of Independent Registered Public Accounting Firm



To The Board of Directors and Shareholders of Oneida Financial Corp.

In our opinion, the consolidated statements of income, of changes in stockholders' equity and of cash flows for the year ended December 31, 2002 (appearing on pages 2 through 40 of the Oneida Financial Corp. 2004 Annual Report to shareholders which has been incorporated by reference in this Form 10-K) present fairly, in all material respects, results of operations and cash flows of Oneida Financial Corp. and its subsidiaries at December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Syracuse, New York
January 24, 2003